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                          Allied Research Corporation
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                (Name of Registrant as Specified in Its Charter)

Zilkha Capital Partners, L.P., Lt. General William M. Keys, USMC (Ret.), John P.
         Rigas, Jean-Claude Roch, John R. Torell III, Donald E. Zilkha
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                    [LETTERHEAD OF MACKENZIE PARTNERS, INC.]

NEWS RELEASE

CONTACTS:
John Rigas
Zilkha Capital Partners, L.P.
(212) 935-9797
or
Stanley J. Kay
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE

              ZILKHA CAPITAL SENDS LETTER TO ALLIED RESEARCH BOARD
                  CRITICIZING CHAIRMAN'S MISLEADING STATEMENTS

SHAREHOLDERS ARE URGED TO REPLACE THE INCUMBENT BOARD AT JUNE 9 ANNUAL MEETING

NEW YORK, NEW YORK, June 4, 1999-- Zilkha Capital Partners, L.P. today announced that it has sent a letter to the Board of Directors of Allied Research Corporation (AMEX: ALR). The letter sharply criticizes as misleading and self-serving recent public statements about Allied and Zilkha Capital made by Allied Chairman, Chief Executive Officer and Chief Financial Officer Dr. John R. Sculley.

John P. Rigas, Managing Partner of Zilkha Capital, commented, "In a desperate attempt to win at all costs, Dr. Sculley paints a falsely rosy picture of Allied's future for shareholders. The facts are that Allied is a troubled company with little backlog, facing at a minimum three consecutive quarters of losses, which will result in significant declines for the full year. Why won't Dr. Sculley warn shareholders about the upcoming losses for the nearly completed second quarter and for the balance of the year?"

"Furthermore," Mr. Rigas continued, "how can Dr. Sculley possibly justify Allied's performance when its stock price has dropped nearly 40 percent in the last year, and severely lags all major small-cap stock indices, during one of the largest market increases in history? It's clearly time for new blood on the Allied Board and I urge all shareholders to support the Zilkha nominees."

Excerpts from the Zilkha letter follow. With respect to Allied's operating and financial results, Zilkha's letter states:

DR. SCULLEY REFERS TO ALLIED'S EXCELLENT OPERATING RESULTS DURING THE PAST FIVE YEARS. AT LAST COUNT THOSE WERE:

- A negative return on the Allied stock price during one of the biggest stock market advances in history.

Allied Research
June 4, 1999
Page Two

- A diminution of Mecar's backlog to $6 million, equivalent to less than 5% of annual capacity. Backlog for the entire Company has been reduced over Dr. Sculley's tenure from a peak of $252.5 million in April 1992, when Dr. Sculley assumed the position of President, to $26 million as of March 31, 1999.

- Significant decreases in revenues and earnings for the first quarter of 1999 compared with the first quarter of 1998 and a forecast of a substantial net loss for the 1999.

The letter goes on to criticize the Board and management for failing to implement its strategic plan:

NOTWITHSTANDING DR. SCULLEY'S HOLLOW RHETORIC, MANAGEMENT HAS FAILED TO DEVELOP A COHERENT STRATEGIC PLAN FOR ALLIED.

- Dr. Sculley states that "Allied is implementing a diversification strategy that has positioned the Company for profitable future growth." In fact, as far back as the 1994 Allied annual report Dr. Sculley stated that "a strategic plan was developed to gradually shift emphasis from a non-diversified defense firm to a more competitive firm with substantial commercial products."

- Why, in the five years that have elapsed since Dr. Sculley's declaration, has there been a total failure on the part of Allied to implement this strategic plan? At last count, Allied does not appear to have changed in any form from the 1994 description of the Company as a non-diversified defense firm, does not appear to be more competitive and certainly does not appear to have developed substantial commercial products.

- In fact, Allied is still largely dependent on the same "two customers" it was dependent on in 1994 as Dr. Sculley stated in the 1998 annual report.

 The Zilkha letter also takes exception with Dr. Sculley's criticisms regarding Zilkha Capital's ownership of privately held Colt's Manufacturing Company:

LET US STATE THE FACTS CONCERNING COLT'S AND ZILKHA'S EXPERIENCE WITH THE DEFENSE INDUSTRY AS THEY REALLY EXIST:

- Colt's Manufacturing Company was purchased out of bankruptcy in September 1994. Annual Revenues in fiscal 1995, the first full year of Zilkha ownership were $93.2 million. In fiscal year 1998, the latest full year for which financial results are available, revenues were $136.2 million. We therefore strongly object to Dr. Sculley's false statement that Colt's revenues have declined and his erroneous reference to The Wall Street Journal as support for such statement.

 Allied Research
 June 4, 1999
 Page Three


- Under our management, Colt's has re-established its preeminent position in military small arms worldwide, supplying its proprietary products and standard weapons such as the M-16 rifle, the M-4 Carbine, the MK-19 grenade launcher and the recently introduced ALGL grenade launcher to a variety of NATO and non-NATO countries as the standard weaponry for their armies.

- Zilkha understands the defense business very well as demonstrated by its success in taking a bankrupt company and restoring it to the premier position in the small arms industry. The United States Defense Departments has validated this success by granting Colt's sole source contracts on the M-4 Carbine until 2010 and Saco Defense, Colt's sister company, sole source contracts on its MK-19 until 2003 with possible extension to 2006.

- Do not allow Dr. Sculley to attempt to mislead the shareholders by alluding to a "very favorable" relationship with the Belgian government that Allied currently enjoys. In fact, the relationship is one of lender and borrower as the Belgian government acted as lender of last resort to Allied when Allied's CFO could not obtain credit for the Company. Is Dr. Sculley suggesting that this lender of last resort relationship will again become important to Allied. Is this an earnings and liquidity forecast?

The Zilkha letter concludes:

IN LIGHT OF THE FOREGOING, WE ASK MEMBERS OF ALLIED'S BOARD OF DIRECTORS TO CONSIDER THE FOLLOWING:

- As a larger shareholder in the Company than any one of you, we are most interested in realizing value for shareholders. Dr. Sculley's desperate assertions that we would do otherwise defy logic. In fact, it is this management which rejected a takeover offer at share price level substantially higher than the current levels and which entrenched itself behind the poison pill. With its track record this is hardly a management to advocate generating value for shareholders. Moreover, we find Dr. Sculley's insinuation that any dismantling of Allied's takeover defenses would negatively impact shareholder value to be an insult to investors' intelligence. In recent years, shareholders have, with increased frequency, taken steps to oppose a unilateral adoption of rights plans by management. According to a 1999 report by the IRRC, shareholder proponents submitted 35 anti-pill proposals in 1999 alone.

- Have you adequately disclosed to shareholders Allied's projected losses for the remaining 3 fiscal quarters of 1999?

 Allied Research
 June 4, 1999
 Page Four

- Aren't all these issues independently and in their entirety materially adverse events that should have properly been disclosed to shareholders? Shouldn't these disclosures be made prior to the renewal of Dr. Sculley's $400,000 plus compensation package? Shouldn't these disclosures have already been made in the face of a contested board nomination?

 As one of the largest shareholders of this Company we ask you: How did you allow the Company to find itself in this position? Isn't it time this management stopped temporizing with our money and assets? Aren't you willing to recognize that the Board of Allied ultimately has financial and legal responsibility for the actions of its Chairman and must hold itself accountable to Allied's shareholders?

Mr. Rigas concluded, "With the June 9 Allied Annual Meeting rapidly approaching shareholders are urged to vote their GOLD proxy cards in support of the Zilkha nominees promptly."


                                      # # #

NOTE: For a complete copy of Zilkha Capital's letter to the Allied Board, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885.